Exhibit 1.4

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Estimates Record High Software License Revenue for CDC Software in Fourth
Quarter 2006

License Sales Driven by Organic Growth with New-Logo Customers

[Atlanta and Beijing, Jan. 16, 2007] CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications and services, today announced that it expects to report record software license revenues for the fourth quarter of 2006.

CDC Software expects to report record software license revenues in the range of U.S. $13.8 million to $14.2 million for Q4 2006. This would represent an increase of approximately 37 percent compared to software license revenues of U.S. $10.2 million in Q4 2005, and an increase of approximately 18 percent from $11.9 million in the third quarter of 2006, the prior record quarter.

“Our preliminary estimates indicate that our growth rate in software sales continues to be strong with back-to-back record-setting quarters,” said Eric Musser, president of CDC Software. “This performance is further evidence that our organic growth trend is continuing, primarily due to the success of our strategy and positioning as vertical industry specialists. For the past two years, we have consistently driven 40 to 50 percent of software license revenue from new-logo customers and we believe that this uniquely strong mix of organic revenues positions us for continued growth in target markets, especially our key vertical industries including Financial Services, Homebuilding, Food and Beverage, Life Sciences and Chemicals.”

“We are very pleased with our preliminary results for CDC Software this quarter,” said Peter Yip, CEO of CDC Corporation. “We are especially excited by our success with new customers and we expect this trend to continue in the coming quarters as we continue to build market momentum with our industry-specific solutions.”

The company plans to report preliminary earnings estimates for the fourth quarter of 2006 by early February.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross Enterprise — ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to expected revenues, breakdown of revenues, revenue growth and strategic initiatives at the company and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the anticipated ability to recognize revenues from software licenses signed during the fourth quarter. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.